EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-195842, effective May 9, 2014) of Helios and Matheson Analytics Inc. and Subsidiary of our report dated March 27, 2015, relating to our audit of the consolidated financial statements, and Schedule II, which appear in the Annual Report on Form 10-K of Helios and Matheson Analytics Inc. and Subsidiary for each of the two years in the period ended December 31, 2014.

/s/ Mercadien, P.C., Certified Public Accountants

Mercadien P.C., Certified Public Accountants

Hamilton, New Jersey

March 27, 2015